Exhibit 99.1

White Mountains Announces OneBeacon Initial Public Offering

Hamilton, Bermuda, August 4, 2006 - White Mountains Insurance Group, Ltd. (NYSE: WTM) announced today that its wholly owned subsidiary, OneBeacon Insurance Group, Ltd., has filed a registration statement on Form S-1 with the Securities and Exchange Commission for a proposed underwritten initial public offering of up to $500 million of its common shares, including an option for the underwriters to purchase additional common shares. All of the shares will be sold by White Mountains Holdings Bermuda Ltd., a wholly owned subsidiary of White Mountains Insurance Group, Ltd.

OneBeacon Insurance Group, Ltd. is the holding company for the OneBeacon Insurance property and casualty businesses.  OneBeacon provides a range of specialty insurance products as well as a variety of segmented commercial and personal insurance products.

Application will be made to list the common shares of OneBeacon Insurance Group, Ltd. on the New York Stock Exchange under the symbol “OB.”

Lehman Brothers Inc. will act as sole book-running manager for the offering and Banc of America Securities LLC will act as joint lead manager. This offering of common shares will be made only by means of a prospectus. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, New York 11717, or by email at monica_castillo@adp.com, or by fax: (631) 254-7268.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ADDITIONAL INFORMATION

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s web site located at www.whitemountains.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. Forward-looking statements, including statements regarding the completion of the proposed initial public offering and any of the terms thereof, are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of White Mountains Insurance Group, Ltd. or OneBeacon Insurance Group, Ltd. Consequently, there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.